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Telephone (770) 242-8723 Fax (770) 242-8639

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Receives ISO Certification

Paves the way for CE Mark for Cervical Pre-cancer Scanner

NORCROSS, GA (January 27, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of the LightTouch™, a rapid, non-invasive and painless test for the early detection of cervical pre-cancer currently under review at the FDA, today announced that it was awarded ISO 13485:2003 registration certification.

“Receiving this certification is a very important milestone for the company and its shareholders and paves the way for the future sale of our products in the European Union and other countries that recognize the importance of the CE mark,” said Mark L. Faupel, CEO and president of Guided Therapeutics, Inc.  “We believe that the LightTouch has significant market potential outside the U.S. and this certification demonstrates that the company has created a high-quality and world-class organization for the design, manufacture and distribution of our products internationally.  I congratulate all the members of the Guided Therapeutics team that put so much effort into this successful process.”

The certificate of registration was issued by Intertek Testing Services NA Ltd. Intertek is a leading provider of quality and safety solutions, serving a wide range of industries around the world. For more information, visit www.intertek.com.

The International Organization for Standardization (ISO) is a non-governmental organization. Established in 1947, ISO currently works with the national standards institutes of over 140 countries to establish international standards. These standards are established to meet the needs of business and society. For more information, visit http://www.iso.org.

To view the certificate, visit http://www.guidedinc.com/items/ISO.pdf

About Guided Therapeutics
Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first product, the LightTouch™, is a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the LightTouch was able to detect cervical cancer up to two years earlier than conventional modalities.  LightTouch is designed to provide an objective result at the point-of-care, thereby improving the management of cervical disease.  Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit: www.guidedinc.com.

Guided Therapeutics – ISO
January 27, 2011

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

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